Exhibit 99.1

For Immediate Release:	For more information contact:
March 31, 2011	James M. La Neve, Chief Financial Officer
765 – 807 – 2640

Chromcraft Revington, Inc. Reports Fourth Quarter and Full Year Results

West Lafayette, Indiana, March 31, 2011 – Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported improved results for the year 2010 compared to 2009, excluding an income tax benefit in 2009 of $6,578,000.  The loss before income tax benefit was $6,944,000 for 2010 and $8,501,000 for 2009.  Sales for 2010 were $56,269,000 as compared to sales of $62,687,000 for the prior year.  The improved operating results for the year 2010 compared to 2009 reflected our transition to a more variable cost global sourcing model, lower inventory write-downs, favorable product sales mix, and lower selling, general and administrative expenses, partially offset by the effect of lower shipments in 2010.  For the fourth quarter of 2010, sales were $14,546,000 and the net loss was $2,688,000 as compared to sales of $15,406,000 and a net loss of $1,906,000, excluding the income tax benefit of $6,578,000 for the same period in 2009.

Commercial furniture shipments were higher in the quarter and year ended December 31, 2010 as compared to the prior year periods primarily due to an increase in shipments of seating products to government agencies, higher education institutions, and the health care industry.

Residential furniture shipments in 2010 were lower in the quarter and year ended December 31, 2010 as compared to the prior year periods primarily due to weakness in consumer demand for residential products, which we believe is consistent with industry trends, and the continuing economic downturn. Sales for the year ended December 31, 2010 were also lower due to the reduction of slow moving and unprofitable products in 2009.

Operating results in the fourth quarter of 2010 were negatively impacted by reduced orders compared to the same period in 2009 which resulted in a lower number of units shipped, and material cost increases on certain products resulting from delays in receiving parts from overseas suppliers.  The lower sales volume in 2010 compared to 2009 also unfavorably impacted fixed cost overhead absorption and the efficiency of manufacturing operations.  In addition, selling, general and administrative expenses in the fourth quarter of 2010 included a write-off of the remaining $350,000 of construction in progress related to an uncompleted information technology project begun before the current economic downturn.  Selling, general and administrative expenses overall were lower in the fourth quarter of 2010 compared to the prior year period primarily due to lower showroom rent and other marketing expenses and a reduction in professional fees.

Cash flow provided by operating activities was $0.7 million for 2010 compared to $2.5 million provided in 2009.  The decrease was primarily due to cash used to build inventory in 2010 compared to cash generated from inventory reductions in 2009,  partially offset by the receipt of a federal income tax refund of $6.6 million in the first quarter of 2010.  The Company had cash of $4.2 million at December 31, 2010, no bank borrowings during 2010, and no outstanding loan balance at December 31, 2010.

Exhibit 99.1

Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said “We believe the restructuring and cost containment actions implemented starting in 2008 have had a positive impact on the operating results for 2010 and helped reduce the effects of the economic downturn.”  He added, “2011 appears to be a continuation of the challenging economic environment for consumers.  We continue to believe that when the furniture market improves, the Company is well positioned to return to profitability.”

Chromcraft Revington™ businesses design residential and commercial furniture marketed throughout North America.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, Southern Living®, and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® brand.  The Company sources furniture from overseas, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi.

This release contains forward-looking statements that are based on current expectations and assumptions.  These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believe,”  “may,”  “expects,”  “anticipates,” “appears,” or words of similar import.  Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the impact of the current recession in the United States and elsewhere; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; our ability to grow sales and reduce expenses to eliminate our operating losses; our ability to sell the right product mix; supply disruptions with products manufactured in China and other Asian countries; continued credit availability under the Company’s bank credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; loss of key management; and other factors that generally affect business; and certain risks as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2010.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Exhibit 99.1

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Sales	$14,546	$15,406	$56,269	$62,687

Cost of sales	12,858	12,178	47,114	53,827

Gross margin	1,688	3,228	9,155	8,860

Selling, general and administrative expenses	4,302	5,058	15,801	17,052

Operating loss	(2,614)	(1,830)	(6,646)	(8,192)

Interest expense	(74)	(76)	(298)	(309)

Loss before income tax benefit	(2,688)	(1,906)	(6,944)	(8,501)

Income tax benefit	-	6,578	-	6,578

Net income (loss)	$(2,688)	$4,672	$(6,944)	$(1,923)

Basic and diluted earnings (loss) per share of common stock	$(.57)	$1.00	$(1.48)	$(.42)

Shares used in computing earnings (loss) per share	4,720	4,650	4,693	4,622

Exhibit 99.1

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	December 31,	December 31,
	2010	2009

Assets

Cash	$4,179	$3,636
Accounts receivable, less allowance of $300 in 2010 and $450 in 2009	7,552	7,661
Refundable income taxes	-	6,578
Inventories	14,191	13,294
Prepaid expenses and other	711	990
Current assets	26,633	32,159

Property, plant and equipment, net	7,235	8,293
Other assets	579	667

Total assets	$34,447	$41,119

Liabilities and Stockholders' Equity

Accounts payable	$4,144	$3,364
Accrued liabilities	3,346	3,905
Current liabilities	7,490	7,269

Deferred compensation	461	599
Other long-term liabilities	1,667	1,669
Total liabilities	9,618	9,537

Stockholders' equity	24,829	31,582

Total liabilities and stockholders' equity	$34,447	$41,119

Exhibit 99.1

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Twelve Months Ended
	December 31, 2010	December 31, 2009

Operating Activities
Net loss	$(6,944)	$(1,923)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization expense	905	1,029
Non-cash share based and ESOP compensation expense	191	74
Provision for doubtful accounts	148	461
Non-cash inventory write-downs	375	1,566
Non-cash asset impairment charges	350	418
Non-cash accretion expense	33	32
Gain on disposal of assets	(5)	-
Changes in operating assets and liabilities:
Accounts receivable	(39)	3,533
Refundable income taxes	6,578	(6,570)
Inventories	(1,272)	6,866
Prepaid expenses and other	279	2
Accounts payable	780	(1,109)
Accrued liabilities	(559)	(1,716)
Long-term deferred compensation	(138)	(196)
Other long-term liabilities and assets	53	(9)

Cash provided by operating activities	735	2,458

Investing Activities
Capital expenditures	(197)	(188)
Proceeds on disposal of assets	5	487

Cash provided by (used in) investing activities	(192)	299

Change in cash	543	2,757

Cash at beginning of the period	3,636	879

Cash at end of the period	$4,179	$3,636